Exhibit 10.1

MANAGEMENT EQUITY AWARD AGREEMENT
(Restricted Share Units, Performance Share Units and Options)

THIS MANAGEMENT EQUITY AWARD AGREEMENT (“Agreement”) is by and between Travelport Worldwide Limited, a Bermuda exempted company (“TWW”), and                 (“Executive”) is made as of           , 2016 (the “Effective Date”).

RECITALS

TWW has adopted the Travelport Worldwide Limited 2014 Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A.

In connection with Executive’s employment by TWW or one of its Affiliates (collectively, the “Company” and individually, a “Company Entity”), TWW has determined it is in the best interests of the Company to grant to Executive the number of Restricted Share Units, Performance Share Units and Options set forth on the signature page hereto, effective upon the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1.          Definitions. Except as expressly provided for herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:

“Agreement” has the meaning specified in the Introduction.

“Company” has the meaning specified in the Recitals.

“Company Entity” has the meaning specified in the Recitals.

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company Entity and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the applicable Company Entity or its Affiliates to pay compensation or benefits when due, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement (other than any such diminution primarily attributable to the fact that the Company becomes a subsidiary or affiliate of another company or entity) or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the applicable Company Entity fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the applicable Company Entity written notice thereof prior to such date.

“Effective Date” means September 25, 2014.

“Executive” has the meaning specified in the Introduction.

“Other Documents” means the Plan, any other management equity award agreement between Executive and TWW and any employment agreement by and between Executive and any Company Entity, in each case as amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Options” means Stock Options, as defined in the Plan, granted hereunder and as described in Sections 2.3 and 2.4 hereof, and further subject to the terms of this Agreement and the Plan.

“Performance Share Unit” means performance share units granted hereunder and described in Sections 2.2 and 2.4 hereof, subject to the terms of this Agreement and the Plan.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Restricted Share Unit” means restricted share units granted hereunder and described in Sections 2.1 and 2.4 hereof, subject to the terms of this Agreement and the Plan.

“Shares” means Common Stock, as defined in the Plan.

“Unvested Performance Share Units” means Performance Share Units held by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

“Unvested Restricted Share Units” means Restricted Share Units held by Executive that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

“Vested Performance Share Units” means Performance Share Units held by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement.

“Vested Restricted Share Units” means Restricted Share Units held by Executive that are no longer subject to any vesting, forfeiture or similar arrangement under this Agreement.

SECTION 2

Grant of RSUS, PSUS AND OPTIONS

2.1.           Restricted Share Units. Subject to the terms and conditions hereof, TWW hereby grants Executive            Restricted Share Units (“RSUs”) as is set forth on the signature page to this Agreement and Executive accepts such RSUs from TWW.

2.2.          Performance Share Units. Subject to the terms and conditions hereof, TWW hereby grants Executive            Performance Share Units (“PSUs”) as is set forth on the signature page to this Agreement (with the potential for an additional 100% of the PSUs, based on overachievement, as set forth below) and Executive accepts such PSUs from TWW.

2.3           Options. Subject to the terms and conditions hereof, TWW hereby grants to Executive, and Executive hereby accepts, Options to purchase            Shares at an exercise price of $           per Share, subject to the vesting conditions set forth in Section 3.3(a).

2.4.          Each RSU, PSU or Option represents the right to receive from TWW, on the terms and conditions (and at the times) set forth in this Agreement, one Share (but subject to adjustment pursuant to the terms herein). The terms of the Shares are set forth in, and governed by, the Plan and Executive shall have no rights in respect of such Shares until the Company delivers such Shares pursuant to the terms hereof.

SECTION 3

VESTING, delivery, termination AND NO TRANSFERS

3.1.          Vesting Schedule – RSUs.

(a)          Subject to Section 3.1(b) of this Agreement and the last sentence of this Section 3.1(a), and subject to Executive’s continuous active employment (which shall not include employment after the Executive has given notice of termination of employment) with the Company through the applicable RSU Vesting Date, the RSUs granted to Executive under this Agreement shall vest with respect to one quarter (25%) of such units on each of April 15, 2017, April 15, 2018, April 15, 2019, and April 15, 2020 (each, an “RSU Vesting Date”). For purposes of this Section 3.1(a) of this Agreement, in the event that Executive is on an extended approved leave of absence (paid or unpaid, other than such vacation time or statutory leave as permitted under Company policy or in accordance with applicable law), the period of time that Executive is on such an extended approved leave of absence shall not be counted towards vesting on any RSU Vesting Date(s), and for any period between RSU Vesting Dates when Executive is on such approved leave of absence for part of such period, vesting shall be pro-rata based on the portion of the period that Executive was not on such approved leave of absence. All RSUs that do not vest in accordance with this Section or Section 3.1(b) below shall be forfeited.

(b)          Notwithstanding the foregoing, in the event that:

(i)          After a Change in Control, if Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive as the result of a Constructive Termination, in either case within eighteen (18) months of such Change in Control, subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall thereupon be deemed to have vested in one hundred percent (100%) of Unvested RSUs held by Executive immediately prior to such termination (and such Unvested RSUs shall automatically convert to Vested RSUs hereunder); and

(ii)         [Executive’s employment with the Company is terminated by the Company other than for Cause, (except to the extent that Section 3.1(b)(i) applies following a Change in Control), subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall be deemed to have vested in the Unvested RSUs that would have vested (and such RSUs shall be treated as Vested RSUs hereunder) assuming that (a) Executive’s employment continued for twelve (12) months following the termination of Executive’s employment and (b) the Unvested RSUs held by Executive vest ratably on a monthly basis beginning on the RSU Vesting Date immediately prior to the date of Executive’s termination of employment (and in the case of a termination prior to the first RSU Vesting Date, April 15, 2016) and ending on April 15, 2020. Any RSUs that remain Unvested RSUs after the application of this Section 3.1(b)(ii) shall be forfeited; and]1

(iii)        Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(b)(i) [and Section 3.1(b)(ii)]2, Executive shall have no right to further vesting of the RSUs that are Unvested RSUs (and such RSUs shall be forfeited on such termination of employment).

3.2.          Vesting Schedule – PSUs.

(a)          Subject to the achievement of the EPS Goal as set forth in Section 3.2(b) of this Agreement, the last sentence of this Section 3.2(a), and Executive’s continuous active employment (which shall not include employment after the Executive has given notice of termination of employment) with the Company through the PSU Vesting Date, the PSUs granted to Executive under this Agreement shall be eligible to vest on April 15, 2019 (the “PSU Vesting Date”). For purposes of this Section 3.2(a) of this Agreement, in the event that Executive is on an extended approved leave of absence (paid or unpaid, other than such vacation time or statutory leave as permitted under Company policy or in accordance with applicable law), the period of time that Executive is on such an extended approved leave of absence shall not be counted towards vesting on the PSU Vesting Date(s), and for any period between April 15, 2016 and the PSU Vesting Date when Executive is on such approved leave of absence for part of such period, vesting shall be pro-rata based on the portion of the period that Executive was not on such approved leave of absence.

(b)          The number of PSUs that vest on the PSU Vesting Date will be based upon the Earnings Per Share (“EPS”) growth of TWW, as established and defined by the Board in good faith (the “EPS Goal”). The Board has established Threshold (“Threshold”), Target (“Target”) and Stretch (“Stretch”) levels for the EPS Goal. The percentage of PSUs that vest shall be based upon the EPS growth of TWW as compared with the EPS Goal, as follows:

(i)          if the EPS Goal result is at or above Stretch level, 200% of the PSUs shall vest; or

(ii)         if the EPS Goal result is at Target level, 100% of the PSUs shall vest; or

1 Only for designated executives.

2 As applicable.

(iii)        if the EPS Goal result is at Threshold level, 50% of the PSUs shall vest; or

(iv)        if the EPS Goal result is between Threshold and Target levels, the percentage of PSUs that shall vest will be based on the linear interpolation between the percentage that would have vested at Threshold (50%) and the percentage that would have vested at Target (100%), with the vesting percentage rounded to the nearest whole percentage point; or

(v)         if the EPS Goal result is between Target and Stretch levels, the percentage of PSUs that shall vest will be based on the linear interpolation between the percentage that would have vested at Target (100%) and Stretch (200%), with the vesting percentage rounded to the nearest whole percentage point; or

(vi)        if the EPS Goal result is below Threshold level, the PSUs for the EPS Goal shall not vest.

The number of PSUs, if any, that will vest (subject to the other conditions of this Agreement, including without limitation continued employment through the PSU Vesting Date) on April 15, 2019 shall be determined as soon as reasonably practicable. The number of PSUs that vest shall be rounded to the nearest number of whole units. All PSUs that have not vested in accordance with this Section 3.2(b) or Section 3.2(c) below shall be forfeited. For the avoidance of doubt, the PSUs granted hereunder are Performance Awards and subject to all applicable terms of the Plan, including (without limitation) Section 9.2(d) thereunder.

(c)          Notwithstanding the foregoing, in the event that:

(i)          A Change in Control occurs prior to the PSU Vesting Date, and after such a Change in Control, Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive as the result of a Constructive Termination, in either case within eighteen (18) months of such Change in Control, subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall thereupon be deemed to have vested in one hundred percent (100%), i.e. Target, of the Unvested PSUs held by Executive immediately prior to such termination (and such Unvested PSUs shall automatically convert to Vested PSUs hereunder); and

(ii)         [Prior to the PSU Vesting Date, Executive’s employment with the Company is terminated by the Company other than for Cause (except to the extent that Section 3.1(c)(i) applies following a Change in Control), subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall be eligible for vesting of PSUs on the PSU Vesting Date assuming that (a) Executive’s employment continued for twelve (12) months following the termination of Executive’s employment; (b) the PSUs held by Executive vesting ratably on a monthly basis beginning on April 15, 2016 and ending on April 15, 2019; and (c) based on the EPS Goal result. Any PSUs that remain Unvested PSUs after the application of this Section 3.2(c)(ii) shall be forfeited; and]3

(iii)        Executive’s employment with the Company is terminated for any reason prior to the PSU Vesting Date, except as set forth, and to the extent provided, in Section 3.2(c)(i)[and Section 3.2(c)(ii)]4, Executive shall have no right to further vesting of the PSUs that are Unvested PSUs (and such PSUs shall be forfeited on such termination of employment).

3.3.          Vesting Schedule – Options.

(a)          Subject to Section 3.3(b) of this Agreement and the last sentence of this Section 3.3(a), and subject to Executive’s continuous active employment (which shall not include employment after the Executive has given notice of termination of employment) with the Company through the applicable Option Date, the Options granted to Executive under this Agreement shall vest with respect to one quarter (25%) of such units on each of April 15, 2017, April 15, 2018, April 15, 2019, and April 15, 2020 (each, an “Option Vesting Date”). For purposes of this Section 3.3(a) of this Agreement, in the event that Executive is on an extended approved leave of absence (paid or unpaid, other than such vacation time or statutory leave as permitted under Company policy or in accordance with applicable law), the period of time that Executive is on such an extended approved leave of absence shall not be counted towards vesting on any Option Vesting Date(s), and for any period between Option Vesting Dates when Executive is on such approved leave of absence for part of such period, vesting shall be pro-rata based on the portion of the period that Executive was not on such approved leave of absence. All Options that do not vest in accordance with this Section or Section 3.3(b) below shall be forfeited.

(b)          Notwithstanding the foregoing, in the event that:

(i)          A Change in Control occurs prior to the Option Vesting Date(s), and after such a Change in Control, Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive as the result of a Constructive Termination, in either case within eighteen (18) months following such Change in Control, subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall thereupon be deemed to have vested one hundred percent (100%) of the unvested Options held by Executive immediately prior to such termination (and such unvested Options automatically convert to vested Options hereunder); and

(ii)          [Prior to the Option Vesting Date(s), Executive’s employment with the Company is terminated by the Company other than for Cause subject to Executive’s execution, delivery and non-revocation of a separation agreement

3 Only for designated executives.

4 As applicable.

and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall be deemed to have vested in the Unvested Options that would have vested (and such Options shall be treated as Vested Options hereunder) assuming that (a) Executive’s employment continued for twelve (12) months following the termination of Executive’s employment and (b) the Unvested Options held by Executive vest ratably on a monthly basis beginning on the Option Vesting Date immediately prior to the date of Executive’s termination of employment (and in the case of a termination prior to the first Option Vesting Date, April 15, 2016) and ending on April 15, 2020. Any Options that remain Unvested Options after the application of this Section 3.3(b)(ii) shall be forfeited; and]5

(iii)        Executive’s employment with the Company is terminated for any reason prior to the Option Vesting Date(s), except as set forth, and to the extent provided, in Section 3.3(b)(i) [and Section 3.3(b)(ii)]6, Executive shall have no right to further vesting of the Options that are Unvested Options (and such Options shall be forfeited on such termination of employment).

3.4.          Timing of Exercise. Subject to the provisions of the Plan and this Agreement, Executive may exercise all or any part of the vested portion of the Options at any time prior to the earliest of (a) the tenth anniversary of the date of the Effective Date, (b) the date of Executive’s termination for Cause or violation of any of the provisions of Section 5 hereof, (c) 30 days for following a voluntary resignation (which shall not include a Constructive Termination, if applicable), or (d) 90 days following the date of Executive’s termination for any other reason (as applicable, the “Expiration Date”). Any portion of the Options that is not exercised prior to the Expiration Date shall be forfeited and cancelled without the payment of any consideration.

3.5.          Election to Exercise. The vested portion of the Options may be exercised, in whole or in part, within the applicable time periods set forth in Section 3.4, by providing written notice of exercise to TWW specifying the number of Shares to be purchased, or in such other manner as may be designated by the Company.

3.6.          Payment of Exercise Price and Applicable Taxes. Payment of the exercise price of any vested Options and any applicable taxes shall be a condition to the issuance of Shares upon exercise and may be made in cash or through any other methods approved by the Board in its sole discretion, which methods may include, solely in the Board’s discretion, the withholding or delivery of Shares with an aggregate fair market value equal to the aggregate exercise price and any applicable taxes. For purposes herein, any “applicable taxes” shall include any additional federal and state income taxes or any income taxes or employee’s social security contributions arising in any jurisdiction outside the United States required to be withheld (or accounted for to appropriate revenue authorities by the Company) by reason of the exercise of the Options (which amount shall be calculated by the Company and provided to Executive promptly following delivery of the notice of exercise, and which shall be subject to later adjustment by the Company (with a corresponding payment by or refund to Executive) in the event that any such adjustment is required), and shall be due in full at the same time as delivery of

5 Only for designated executives.

6 As applicable.

the notice of exercise (with the portion representing taxes or contributions due within two (2) business days of the date on which the Company informs Executive in writing of the amount of such items pursuant to the provisions of this Section 3.6).  For United States federal income tax purposes, the Company intends to treat Options as exercised at the time the Company issues the applicable Shares to the Executive.

3.7.          Transfer Prohibited. Executive may not sell, assign, transfer, pledge or otherwise encumber (or make any other Disposition of) any RSUs, PSUs or Options, except upon the death of Executive. Upon any attempted Disposition in violation of this Section 3.7, the RSUs, PSUs and/or Options shall immediately become null and void. In addition, as set forth in Section 3.9 of this Agreement, each Share delivered pursuant to this Agreement is subject to the Plan.

3.8.          Delivery of Shares. No Shares covered by an RSU shall be delivered to Executive until the RSU becomes a Vested RSU. No Shares covered by a PSU shall be delivered to Executive until the PSU becomes a Vested PSU. Subject to the last sentence hereof, Shares covered by any Vested RSUs or Vested PSUs shall be delivered within 30 days of the applicable Vesting Date, provided that Executive shall have paid to the applicable Company Entity such amount as may be requested by TWW for purposes of depositing any federal, state or local income or other taxes required by law to be withheld with respect to the delivery of the RSUs or PSUs (provided that this condition may be satisfied if TWW withholds Shares to cover such required withholding amounts); and further provided that this condition must be satisfied, and the Shares delivered, not later than March 15 in the year following the year of vesting. Delivery of Shares issuable pursuant to Awards granted under this Agreement may be evidenced in such manner as TWW shall determine, including without limitation by issuance of certificates representing Shares or the making of a book entry or other electronic notation indicating ownership of the Shares.

3.9.          Plan. Executive acknowledges receipt of a copy of the Plan and represents that Executive understands that (i) the terms of grant of the Shares are set forth in, and governed by, the Plan, (ii) Executive shall have no rights in respect of such Shares until TWW delivers such Shares pursuant to the terms hereof and (iii) the Plan may be amended or modified from time to time.

SECTION 4

Distribution Equivalent rights WITH RESPECT TO RSUS and PSUS

4.1.          Payments and Allocations upon Distributions. If on any date while RSUs or PSUs are outstanding hereunder, any Company Entity shall make any distribution or pay any dividend to holders of Shares, TWW shall cause the applicable Company Entity to allocate to a notional account for Executive (the “Notional Account”) an amount, in respect of each Unvested RSU or Unvested PSU, equal to the amount that would have been payable in respect of the Shares underlying such Unvested RSU or Unvested PSU (at Stretch) if it were issued and outstanding on the date of such dividend or distribution.

4.2.          Additional Payments upon Vesting. On any date that any Unvested RSUs become Vested RSUs, or Unvested PSUs become Vested PSUs, Executive shall be entitled to receive an amount (such amount, the “Unvested Distribution Equivalent Payment”) equal to the product of (x) all amounts then credited to Executive’s Notional Account multiplied by (y) a fraction, the numerator of which shall be the number of RSUs and/or PSUs that became Vested RSUs and/or Vested PSUs on such date and denominator of which shall be the total number of Unvested RSUs and Unvested PSUs

(at Stretch) immediately prior to such date. Upon payment of any Unvested Distribution Equivalent Payment, the amount credited to the Notional Account shall be reduced thereby.

4.3.          Withholding. TWW and the applicable Company Entity shall have the right and is hereby authorized to withhold from any Distribution Equivalent Payment the amount of any applicable withholding taxes in respect of such payment and to take such action as may be necessary in the opinion of TWW or the applicable Company Entity to satisfy all obligations for the payment of such taxes.

SECTION 5

Non-Competition and confidentiality

5.1.          Non-Competition.

(a)          From the date hereof while employed by a Company Entity and for a            period following the date Executive ceases to be employed by any Company Entity (the “Restricted Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status or former status with any Company Entity or any of its Affiliates (and in the case of former status, for the direct or indirect benefit of any Competitor) to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship or prior relationship to the Company.

(b)          During the Restricted Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or in any way injuring the interests of the Company and the Company shall not make or authorize any Person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 5.2, nothing herein shall preclude the Company or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Section 5.1, the term “Competitor” means any enterprise or business that is engaged or plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted during or at the termination of Executive’s employment, or planned or proposed to be conducted at any time during the Restricted Period, by the Company in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company (in each case, within 100 miles of any geographical area where the Company manufactures, produces, sells, leases, rents, licenses or other provides its products or services). During the Restricted Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time during the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company's businesses are conducted nationally, internationally and worldwide, and agrees that the provisions in the foregoing sentence shall operate throughout the entire geographic territory for which Executive performed duties for the Company or acted on behalf of the Company during Executive’s employment, the United States and any other country in the world in which the Company operated or operates during the Restricted Period (subject to the definition of “Competitor”).

(c)          During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then-current suppliers, clients or customers of the Company for any existing business of the Company or discuss with any employee of the Company information or operations of any business intended to compete with the Company.

(d)          During the Restricted Period, Executive shall not interfere with the employees or affairs of the Company or solicit or induce any Person who is an employee of the Company to terminate any relationship such Person may have with the Company, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, any employee of the Company.

(e)          For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, however, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(f)          The period of time during which the provisions of this Section 5.1 shall be in effect shall be extended by the length of time during which the parties are in litigation over a claim that the Executive is in breach of the terms hereof.

(g)          Executive agrees that the restrictions contained in this Section 5.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, TWW would not have entered into this Agreement. The Executive further agrees that the restrictions contained in this Section 5.1 constitute entirely separate, severable and independent restrictions.

(h)          It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 5.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.2.          Confidentiality.

(a)          Except as permitted or required by law, Executive will not at any time (whether during or after Executive’s employment with any Company Entity) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b)          “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the applicable Company Entity of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c)          Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by a Company Entity); provided that Executive may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d)          Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

5.3.          Intellectual Property.

(a)          If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b)          If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c)          Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)          Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)          Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including the Travelport Code of Business Conduct & Ethics and other Company policies regarding the protection of confidential information (including without limitation information security and customer data), intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

5.4.          Cooperation with Litigation. During and following the termination of Executive’s employment with the Company (regardless of the reason for Executive’s termination of employment with the Company and which party initiates the termination of employment with the Company), except as required by law, Executive agrees to cooperate with and make himself readily available to the Company, the Company’s General Counsel (or equivalent position within the Company) and / or its advisers, as the Company may reasonably request, to assist it in any matter regarding Company and its subsidiaries and parent companies, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company over which Executive has knowledge, experience or information. Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by Executive as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

5.5.          Specific Performance. Executive acknowledges and agrees that TWW’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and TWW would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, TWW, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 5.

5.6.          Survival. The provisions of this Section 5 shall survive the termination of Executive’s employment for any reason. The provisions of this Section 5 are in addition to any other restrictions set forth in any other long-term incentive program award agreement or letter, employment agreement or contract; offer letter; non-competition, non-solicitation, confidentiality, and/or intellectual property agreement; Company policy, guideline or standard; or the protections under applicable law.

5.7.          Any confidentiality or non-disclosure provision in this Agreement, including without limitation Section 5.2 of this Agreement, does not prohibit or restrict Executive or his attorney from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this agreement or his employment with the Company. Any cooperation provision in this Agreement, including without limitation Section 5.4 of this Agreement, does not require Executive to contact the Company regarding the subject matter of any such communications before engaging in such communications.

SECTION 6

MISCELLANEOUS

6.1.          Tax Issues. THE ISSUANCE OF THE RESTRICTED SHARE UNITS, PERFORMANCE SHARE UNITS AND OPTIONS TO EXECUTIVE AND/OR THE DELIVERY OF THE SHARES PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. NEITHER TWW NOR ANY COMPANY ENTITY MAKES ANY WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE RESTRICTED SHARE UNITS, PERFORMANCE SHARE UNITS, SHARES AND/OR OPTIONS OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE RESTRICTED SHARE UNITS, THE PERFORMANCE SHARE UNITS, THE OPTIONS AND THE SHARES AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE RESTRICTED SHARE UNITS, PERFORMANCE SHARE UNITS, OPTIONS OR SHARES.

6.2.          Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then TWW will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the applicable Company Entity (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section

409A, such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. TWW shall consult with Executive in good faith regarding the implementation of the provisions of this Section 6.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

6.3.          Employment of Executive. Executive acknowledges that he is employed by TWW or its Affiliates subject to the terms of his employment agreement with TWW (if any). Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.

6.4.          Equitable Adjustments. Notwithstanding any other provisions in this Agreement or the Plan to the contrary, subject to any required action by shareholders, if (i) the Company shall at any time be involved in a merger, amalgamation, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of TWW necessitates action by way of adjusting the terms of the outstanding Awards (collectively, “Adjustment Events”), then TWW in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable (taking into consideration such matters, without limitation, as relative value of each class of Shares and the RSUs, PSUs and/or Options, status of vesting and the nature of the Adjustment Event and its impact on the Shares and the RSUs, PSUs and/or Options) to the holders of Shares as a group, as to (x) the number or kind of Shares or other securities issued or reserved for issuance under the Plan in respect of RSUs, PSUs and Options, (y) the vesting terms under this Agreement, and/or (z)  any other affected terms hereunder.

6.5.          Calculation of Benefits. None of the RSUs, the PSUs, the Options or the Shares shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

6.6.          Setoff. TWW’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder and under the Plan shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of its Relatives) that are Controlled by such Executive (or any of its Relatives)) to TWW or its Affiliates (including without limitation amounts owed pursuant to the Plan).

6.7.          Remedies.

(a)          The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)          Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

6.8.          Waivers and Amendments. The respective rights and obligations of TWW and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) in writing by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of TWW and Executive.

6.9.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

6.10.         CONSENT TO JURISDICTION.

(a)          EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT LOCATED IN ATLANTA, GEORGIA OR, IF REQUIRED, THE APPROPRIATE GEORGIA STATE OR SUPERIOR COURT, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 6.10 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)          EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 6.13 OF THIS AGREEMENT.

6.11.         Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.12.         Entire Agreement. This Agreement and the Other Documents constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding grants of equity, equity-based or equity-related rights or instruments in any Company, except other agreements with respect to Shares or other securities in TWW.

6.13.         Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 6.13), reputable commercial overnight delivery service (including Federal Express and U.S.

Postal Service overnight delivery service) or deposited with the U.S. Postal Services mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to TWW or the Company, addressed to:

Travelport Worldwide Limited
c/o Legal Department
300 Galleria Parkway
Atlanta, Georgia 30339
USA

Attention: General Counsel
Fax: (770) 563-7878

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in TWW’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

6.14.         No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

6.15.         Agreement Subject to Plan. By entering into this Agreement, Executive agrees and acknowledges that Executive has received and read a copy of the Plan and that the RSUs, PSUs and Options are subject to the Plan. The terms and provisions of the Plan as may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

6.16.         Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)          In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)          The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)          The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)          Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

6.17         Execution of Certain Documents. By signing this Agreement, Executive applies for and requests that TWW allot to Executive such Shares of TWW of par value US$0.0025 each. These Shares are to be issued to Executive pursuant to the terms of this Agreement, and the consideration for such Shares is set out herein. Further, Executive agrees to take the said Shares subject to the Memorandum of Association and Bye-Laws of TWW. In addition, Executive agrees to receive any and all information, documents and notices by electronic mail at the address listed below Executive’s signature, and Executive undertakes to advise the Secretary of TWW of any changes to this address from time to time.

6.18         Clawback. Notwithstanding any other provisions in this Agreement to the contrary, the RSUs, PSUs and Options granted hereunder are subject to the Company’s Clawback Policy (including any subsequent amendments thereto). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with the Clawback Policy or any additional applicable law or regulation.

IN WITNESS WHEREOF, TWW and Executive have executed this Agreement as of the day and year first written above.

COMPANY:

Travelport Worldwide Limited

By:
Signature:
Name:
Title:

EXECUTIVE:

Signature:
NAME OF EXECUTIVE

Date:

Address:

Email address:

Telephone No.

Fax No.

Number of
Restricted
Share Units:

Number of
Performance
Share Units:

Number of
Options: